Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2015 Financial Results

HERCULES, Calif.-February 25, 2016-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2015.

Fourth-quarter 2015 reported revenues were $570.6 million, a decrease of 4.6% compared to $598.2 million reported for the fourth quarter of 2014. On a currency-neutral basis, quarterly revenues increased 2.8% compared to the same period in 2014. Fourth-quarter gross margin was 54.1% compared to 53.1% during the fourth quarter in 2014.

Net income for the fourth quarter of 2015 was $49.5 million, or $1.68 per share on a fully diluted basis, compared to $39.0 million, or $1.34 per share during the same period in 2014. The increase in net income was largely due to lower SG&A and research & development (R&D) expenses as well as a lower effective tax rate in the fourth quarter of 2015 of 8.7%, which was the result of expected utilization of foreign tax credits in the U.S. and the permanent reinstatement of the federal R&D credit in the fourth quarter of 2015. This increase was partially offset by a lower gross profit during the fourth quarter of 2015 compared to the same period in 2014.

For the full year of 2015, sales were $2,019.4 million compared to $2,175.0 million in 2014, a decrease of 7.2%. On a currency neutral basis, sales increased by 1.6%. Full-year gross margin was 55.5% compared to 54.2% reported in 2014. The gross margin increase compared to 2014 primarily reflected sales mix as well as costs associated with plant closures and a product line discontinuation that occurred in 2014.

Full-year net income in 2015 was $113.1 million, or $3.85 per share on a fully diluted basis, compared to $88.8 million, or $3.05 per share in 2014. The year-over-year net income increase in 2015 was primarily the result of lower SG&A expenses, lower R&D expenses, and the effect of currency in 2015. SG&A in 2014 included approximately $23.7 million in non-recurring expense. The effective tax rate of 22.5% for 2015 compared to 32.5% in 2014 was primarily due to expected utilization of foreign tax credits on certain foreign dividends as well as a reduction in certain tax reserves as statutes lapsed.

“Despite currency headwinds, we are encouraged with our underlying performance in the fourth quarter and the entire year, which reflected good momentum across many of our core product lines,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “Overall, 2015 was a year of progress on many fronts, with continued investment in infrastructure to support our growth now and in the future.”

Life Science
The Life Science segment net sales for the fourth quarter were $218.1 million, a decrease of 2.5% compared to the same period in 2014. On a currency-neutral basis, Life Science segment sales increased by 3.4%. Results from the fourth quarter benefited from currency-neutral increased sales of the segment’s core businesses, in particular, process chromatography media, the Droplet Digital™ PCR, and cell biology products. Full-year reported revenues for the Life Science segment were $695.0 million, a decrease of 4.6% compared to the same period in 2014. On a currency-neutral basis, full-year sales increased 2.5%.

Clinical Diagnostics
The Clinical Diagnostics segment reported net sales of $348.6 million for the fourth quarter, a decrease of 5.9% compared to the same period in 2014. On a currency-neutral basis, net sales were up 2.5%. Results from the fourth quarter reflected growth across certain product lines, most notably clinical immunology, quality controls, blood testing, and diabetes products. During the fourth quarter, Bio-Rad announced that its D-100™ System for A1c testing had obtained clearance from the U.S. Food and Drug Administration (FDA) to monitor the long-term blood glucose control of individuals with diabetes, as an aid in the diagnosis of diabetes, and to help identify those who may be at risk for developing the disease. Also during the fourth quarter, the Company announced that it had received clearance from the FDA for the company’s TANGO infinity® system. The system automates routine blood typing and screening testing procedures for patients and donors. Full-year reported revenues for the Clinical Diagnostics segment were $1,310.4 million, a decrease of 8.5% compared to the same period in 2014. On a currency-neutral basis, full-year sales increased 1.1% compared to 2014.

2015 Full-Year Highlights

•	Full-year, sales were $2,019.4 million compared to $2,175.0 million in 2014. After normalizing for the impact of currency effects, full year revenues increased 1.6%.

•	Year-over-year net income in 2015 was $113.1 million, or $3.85 per share on a fully diluted basis, compared to $88.8 million, or $3.05 per share in 2014.

•
In April, Bio-Rad introduced a new laser configuration for its S3e™ Cell Sorter, providing new capabilities for stem cell and other research applications. Also that month, Bio‑Rad announced the availability in U.S. markets of its BioPlex® 2200 25-OH Vitamin D kit for use on the company's BioPlex® 2200 system.

•
In June, Bio-Rad announced that its VARIANT™ II TURBO HbA1c Kit - 2.0 had obtained clearance from the U.S. Food and Drug Administration for use as an aid in diagnosing diabetes and identifying people who may be at risk for developing the disease.

•	In July, Bio-Rad announced that it had received U.S. Food and Drug Administration pre-market approval to offer its BioPlex® 2200 HIV Ag-Ab assay, the company's 5th generation HIV diagnostic test.

•
In August, Bio-Rad introduced its IH-500, a fully automated random access system for blood typing and screening for small and medium-size transfusion medicine laboratories. The instrument is available in Europe, Asia, Africa, Australia, and Latin America.

•	In December, Bio-Rad received clearance from the FDA for the Company’s D-100 System for A1c testing and its TANGO infinity system.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 25, 2016. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., passcode: 30616978. You may also listen to the conference call via a webcast that is available in the "Investor Relations" section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs more than 7,700 people worldwide and had revenues exceeding $2 billion in 2015. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding our release of new products, sales by region and future financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, foreign currency exchange fluctuations, difficulties in implementing our global enterprise resource planning system, supply chain issues, our ability to compete effectively, product quality and liability issues, reductions in government funding or capital spending of our customers, international legal and regulatory risks, recent changes to our global organizational structure and executive management team, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President and Treasurer
Bio-Rad Laboratories, Inc.
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$570,557	$598,224	$2,019,441	$2,175,044
Cost of goods sold	262,042	280,814	897,771	996,527
Gross profit	308,515	317,410	1,121,670	1,178,517
Selling, general and administrative expense	193,145	207,537	761,990	808,200
Research and development expense	55,887	59,287	192,972	220,333
Income from operations	59,483	50,586	166,708	149,984
Interest expense	6,034	5,000	21,692	22,131
Foreign currency exchange losses, net	1,339	3,187	10,249	9,305
Other (income) expense, net	(2,088)	(3,347)	(11,080)	(13,009)
Income before income taxes	54,198	45,746	145,847	131,557
Provision for income taxes	(4,716)	(6,709)	(32,754)	(42,712)
Net income	$49,482	$39,037	$113,093	$88,845

Basic earnings per share:
Net income per basic share	$1.69	$1.35	$3.87	$3.08
Weighted average common shares - basic	29,321	29,000	29,186	28,876

Diluted earnings per share:
Net income per diluted share	$1.68	$1.34	$3.85	$3.05
Weighted average common shares - diluted	29,470	29,192	29,409	29,133

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$457,549	$413,251
Short-term investments	332,928	284,384
Accounts receivable, net	391,485	377,640
Inventories, net	490,224	470,997
Other current assets	105,410	170,095
Total current assets	1,777,596	1,716,367

Property, plant and equipment, net	437,690	428,836
Goodwill, net	495,948	500,441
Purchased intangibles, net	214,026	254,228
Other investments	719,840	389,309
Other assets	66,442	52,097
Total assets	$3,711,542	$3,341,278

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$280,248	$282,034
Current maturities of long-term debt	298	265
Income and other taxes payable	29,339	35,165
Other current liabilities	131,466	129,297
Total current liabilities	441,351	446,761

Long-term debt, net of current maturities	435,707	435,710
Other long-term liabilities	343,981	273,652
Total liabilities	1,221,039	1,156,123
Total stockholders’ equity	2,490,503	2,185,155

Total liabilities and stockholders’ equity	$3,711,542	$3,341,278

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2015	2014
Cash flows from operating activities:
Cash received from customers	$1,956,084	$2,162,520
Cash paid to suppliers and employees	(1,730,062)	(1,806,526)
Interest paid	(20,793)	(20,793)
Income tax payments	(31,715)	(28,939)
Settlement to the SEC and DOJ relating to the FCPA, including interest	—	(55,050)
Other operating activities	12,696	22,100
Net cash provided by operating activities	186,210	273,312
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(4,356)	(44,627)
Other investing activities	(162,513)	(145,884)
Net cash used in investing activities	(166,869)	(190,511)
Cash flows from financing activities:
Payments on long-term borrowings	(282)	(253)
Other financing activities	8,863	11,942
Net cash provided by financing activities	8,581	11,689
Effect of foreign exchange rate changes on cash	16,376	(12,790)
Net increase in cash and cash equivalents	44,298	81,700
Cash and cash equivalents at beginning of year	413,251	331,551
Cash and cash equivalents at end of year	$457,549	$413,251
Reconciliation of net income to net cash provided by operating activities:
Net income	$113,093	$88,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	131,848	149,889
Changes in working capital	(51,821)	21,700
Other	(6,910)	12,878
Net cash provided by operating activities	$186,210	$273,312